Exhibit 10.9

Aspect Software, Inc.

300 Apollo Drive

Chelmsford, MA 01824

EMPLOYMENT AGREEMENT AMENDMENT

November 23, 2010

Kevin Schwartz

c/o Aspect Software, Inc.

300 Apollo Drive

Chelmsford, MA 01824

Dear Mr. Schwartz,

This letter agreement (the “Amendment”) shall supplement and amend the Employment Agreement (the “Employment Agreement”), dated as of July 14, 2008, between you (the “Executive”) and Aspect Software, Inc. (the “Company”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement. Except as modified by this Amendment, the Employment Agreement shall remain in full force and effect; provided, that in the event that any provision in this Amendment conflicts with the Employment Agreement or any other agreement, policy, plan or arrangement between the Executive and the Company, the terms of this Amendment shall govern.

You agree and acknowledge that notwithstanding any other provision of the Employment Agreement to the contrary, the Employment Agreement is hereby modified by the following terms and provisions:

1.	The intent of the parties is that payments and benefits under the Employment Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted the Employment Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

2.	A termination of employment shall not be deemed to have occurred for purposes of any provision of the Employment Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Employment Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

3.	Unless the Employment Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of the Executive’s separation from service in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made in no even less frequently than monthly. Notwithstanding the foregoing, with respect to any payments that are intended to fall under the short-term deferral exemption from Code Section 409A, unless the Employment Agreement provides a specified and objectively determinable payment schedule to the contrary, all payments due thereunder shall be made as soon as practicable after the right to payment vests and in all events by March 15 of the calendar year following the calendar year in which the right to payment vests. For purposes of this section, a right to payment will be treated as having vested when it is no longer subject to a substantial risk of forfeiture as determined by the Company in its sole discretion.

4.	Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is identified on the date of his separation from service a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) (which generally means a key employee of a corporation any stock of which is publicly traded on an established securities market or otherwise), then, with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation subject to Code Section 409A and payable on account of a “separation from service,” (i) such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” and (B) the date of the Executive’s death (the “Delay Period”) to the extent required under Code Section 409A and (ii) at the end of such six (6)-month period, the Company shall make an additional payment to the Executive equal to the amount interest accruing at the then-current short-term applicable federal rate published by the Internal Revenue Service on the value of any such payment or benefit, accruing from the date on which it would have otherwise been paid or provided. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and all remaining payments due under the Employment Agreement shall be paid or provided in accordance with the normal payment dates specified for them therein.

5.	To the extent that severance payments or benefits pursuant to the Employment Agreement are conditioned upon the execution and delivery by the Executive of a release of claims, then (a) such release shall be substantially in the form attached hereto as Exhibit A and (b) the Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation) within sixty (60) days following the date of the Executive’s separation from service (it being agreed that the Company shall provide notice to the Executive not less than ten (10) business days prior to the expiration of such period). If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

5.1.	To the extent any such cash payment or continuing benefit to be provided is not nonqualified deferred compensation subject to Code Section 409A, as determined by the Company in its sole discretion, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of the Employment Agreement applied as though such payments commenced immediately upon the Executive’s separation from service, and any payments made thereafter shall continue as provided therein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Executive’s separation from service.

5.2.	To the extent any such cash payment or continuing benefit to be provided is nonqualified deferred compensation subject to Code Section 409A, as determined by the Company in its sole discretion, then such payments or benefits shall be made or commence upon the sixtieth (60th) day following the Executive’s separation from service. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of the Employment Agreement had such payments commenced immediately upon the Executive’s separation from service, and any payments made thereafter shall continue as provided therein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Executive’s separation from service.

5.3.	The Company may provide, in its sole discretion, that Executive may continue to participate in any benefits delayed pursuant to this section during the period of such delay, provided that the Executive shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section, the Company may reimburse the Executive the Company’s share of the cost of such benefits, if any, had such benefits commenced immediately upon the Executive’s separation from service. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified therein.

6.	To the extent that reimbursements or other in-kind benefits under the Employment Agreement constitute “nonqualified deferred compensation” subject to Code Section 409A, (i) all such expenses or other reimbursements hereunder shall be paid on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to provided, in any other taxable year, and (iii) the Executive’s right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

7.	For purposes of Code Section 409A, the Executive’s right to receive any installment payment pursuant to the Employment Agreement shall be treated as a right to receive a series of separate and distinct payments.

8.	Whenever a payment under the Employment Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

9.	Notwithstanding any other provision of the Employment Agreement to the contrary, in no event shall any payment under the Employment Agreement that constitutes nonqualified deferred compensation subject to Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to the Executive unless otherwise permitted by Code Section 409A.

*  *  *  *  *

Sincerely,

Aspect Software, Inc.

By:	/s/ Michael J. Provenzano III
Name: Michael J. Provenzano III
Title: Executive Vice President and Chief Financial Officer

ACCEPTED AND AGREED:

/s/ Kevin Schwartz
Kevin Schwartz

Date: November 23, 2010

Signature Page to Employment Agreement Amendment

Exhibit A

[Form of Release]